Exhibit 99.1

Media Contact:	Investor Contact:
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

Webster Names Glenn MacInnes

Chief Financial Officer

WATERBURY, Conn., May 31, 2011 – Webster Financial Corporation (NYSE: WBS), the parent of Webster Bank, announced today that Glenn MacInnes has joined the company as executive vice president and chief financial officer (CFO.) MacInnes will report to Jerry Plush, vice chairman and chief operating officer (COO.) Plush, who was promoted to vice chairman and COO in January, had served as the CFO since joining Webster in July 2006.

MacInnes, 50, most recently was CFO of NewAlliance Bancshares from November, 2009 through April, 2011. He previously worked for 11 years at Citigroup in a series of increasingly responsible finance positions, including director of business performance management at Citigroup’s international retail bank, deputy CFO for Citibank North America, and CFO of Citibank (West) FSB.

“Glenn brings a wealth of experience in his new role as CFO,” Plush said. “We are delighted to have him join our executive team in such a major role.”

As CFO, MacInnes will have responsibility for accounting and tax, treasury, corporate and business finance and planning, procurement, and investor relations.

Before joining Citigroup, MacInnes was regional CFO for First Union Bank from 1986 to 1998. He began his banking career as regional controller at United Jersey Bank in 1983.

MacInnes earned a BA in business administration from Susquehanna University and his MBA from Monmouth University. MacInnes and his wife reside in New Haven, Conn.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $18 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 176 banking offices, 497 ATMs, and online, mobile, and telephone banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.